                                                                  EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
          EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                           FOR SIX MONTHS ENDED JUNE 30:
                                    (UNAUDITED)

        (Dollars in millions)

                                                              1997          1996
                                                           ________      ________
        Earnings before income taxes(1)                    $  4,036      $  3,709

        Add:
          Fixed charges, excluding capitalized interest         945           977
                                                           ________      ________
        Earnings as adjusted                               $  4,981      $  4,686
                                                           ========      ========
        Fixed charges:
          Interest expense                                      757           779
          Capitalized interest                                   16            14
          Portion of rental expense representative of
            interest                                            188           198
                                                           ________      ________
        Total fixed charges                                $    961      $    991
                                                           ========      ========
        Preferred stock dividends(2)                             15            18
                                                           ________      ________
        Combined fixed charges and preferred stock
          dividends                                        $    976      $  1,009
                                                           ========      ========
        Ratio of earnings to fixed charges                     5.18          4.73
        Ratio of earnings to combined fixed charges and
          preferred stock dividends                            5.10          4.64


        (1) Earnings before income taxes excludes the company's share in the income and losses of less-than-fifty percent-owned affiliates.

        (2) Included in the ratio computation are preferred stock dividends of $10 million for the first six months of 1997 and 1996, or $15 million and $18 million, respectively, representing the pre-tax earnings which would be required to cover such dividend requirements based on the company's effective tax rate for the six months ended June 30, 1997 and 1996.